EXHIBIT P

                        FORTRESS INVESTMENT FUND II LLC
                       c/o Fortress Investment Group LLC
                          1251 Avenue of the Americas
                           New York, New York 10020

Fortress Investment Trust II
c/o Fortress Investment Group LLC
1251 Avenue of the Americas
New York, New York 10020

                                                     As of September 30, 2002

                           Re:      Commitment to Make Capital Contributions

Ladies and Gentlemen:

                  Reference is hereby made to that certain Declaration of Trust (the "Trust Agreement") of Fortress Investment Trust II (the "Trust"), a copy of which has been delivered to the undersigned. Capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Trust Agreement.

                  The undersigned limited liability company (the "Fund") has acquired an interest in the Trust represented by 1,000,000 Shares therein. The Fund will make capital contributions to the Trust as and when required by the Trustees in accordance with the terms of the Trust Agreement, subject to the terms, provisions and conditions hereof. Notwithstanding the foregoing, (i) the maximum amount of capital the Fund shall be obligated to contribute to the Trust is $887 million plus capital commitments obtained by the Fund from investors acquiring interests therein after the date hereof, and (ii) (a) in the event that the obligation of investors in the Fund to make capital contributions thereto pursuant to and in accordance with the Limited Liability Company Operating Agreement of the Fund (the "Fund Agreement") and their respective subscription agreements is for any reason reduced, terminated or forgiven in accordance with the terms of the Fund Agreement, (b) any such investor defaults in its obligation to make such capital contribution to the Fund and the remaining investors do not, in the aggregate, elect to make contributions sufficient to correct for any resulting shortfall, or (c) such capital contributions of the Fund are used by the Fund to acquire investments outside the Trust or to pay expenses of the Fund, then the Fund's obligations herein shall be correspondingly reduced.




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                                   Very Truly Yours,

                                   FORTRESS INVESTMENT FUND II LLC


                                   By:   /s/ Randal A. Nardone
                                        -----------------------------------
                                            Name:     Randal A. Nardone
                                            Title:    Secretary

Acknowledged and accepted:

FORTRESS INVESTMENT TRUST II

By:  /s/ Dennis Porterfield
    ----------------------------------------------------
         Name:  Dennis Porterfield
         Title:    Trustee